[LETTERHEAD OF ANDERSON ASSOCIATES, LLP]


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
BCSB Bankcorp, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of BCSB Bankcorp, Inc. of our report dated November 16, 2001, relating to the consolidated statements of financial condition of BCSB Bankcorp, Inc. and subsidiaries as of September 30, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the Annual Report on Form 10-KSB of BCSB Bankcorp, Inc. for the year ended September 30, 2001, as amended by the Annual Report on Form 10-KSB/A filed by BCSB Bankcorp, Inc. on March 11, 2002.



                                               /s/ Anderson Associates, LLP

Baltimore, Maryland
May 8, 2002